EXHIBIT 16

[Arthur Andersen LLP Letterhead]

June 4, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraph two of Item 4 included in the Amendment No. 3 to Form 8-K dated May 31, 2002, of Nextel Partners, Inc. (the “Company”), to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein, including, without limitation, the statement that the effective date of the dismissal of Arthur Andersen as the Company’s independent auditors was May 20, 2002.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Cc:	Mr. John D. Thompson Chief Financial Officer Nextel Partners, Inc.